Exhibit 99.h(2)(B)

AMENDMENT TO
CO-ADMINISTRATION AGREEMENT

                        , 2007

Credit Suisse Asset Management Securities, Inc.
Eleven Madison Avenue
New York, New York  10010

Dear Ladies and Gentlemen:

In accordance with Section 7 of the Co-Administration Agreement, dated November 1, 1999 as amended and restated November 16, 2005 and November 15, 2006 (the “Agreement”), between Credit Suisse Capital Funds (the “Trust”), and Credit Suisse Asset Management Securities, Inc. (“CSAMSI”)/between Credit Suisse Institutional Fund, Inc., the prior name of Credit Suisse Institutional Fund, Inc. (the “Corporation”), and CSAMSI, the Trust/Corporation hereby notifies CSAMSI of the Trust/Corporation’s desire to amend Exhibit A of the Agreement to include the Credit Suisse Asia Bond Fund (the “the Fund”) and the Asia Bond Portfolio (the “Portfolio”), respectively, and to have CSAMSI render services as Co-Administrator under the terms of the Agreement with respect to the Fund/Portfolio.

The annual co-administration fee with respect to the Fund/Portfolio shall be 0.09% of the Fund/Portfolio’s average daily net assets.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

CREDIT SUISSE CAPITAL FUNDS

By:
Name:
Title:

CREDIT SUISSE INSTITUTIONAL
FUND, INC.

By:
Name:
Title:

Acceptance:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.

By:
Name:
Title:

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